Exhibit 4.2

Execution Version

fIRST SUPPLEMENTAL INDENTURE

Dated as of May 23, 2017

among

THE CHEMOURS COMPANY, as Issuer,

THE SUBSIDIARY GUARANTORS PARTY HERETO

and

U.S. BANK NATIONAL ASSOCIATION, as Trustee

to the Indenture, dated as of May 23, 2017,
relating to Senior Debt Securities

-i-

-ii-

First Supplemental Indenture

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of May 23, 2017 (this “First Supplemental Indenture”), among THE CHEMOURS COMPANY, a Delaware corporation (the “Company”), each of the Subsidiary Guarantors party hereto or that becomes a Subsidiary Guarantor pursuant to the terms of this First Supplemental Indenture and U.S. Bank National Association, as trustee (the “Trustee”), under an Indenture dated as of May 23, 2017, between the Company and the Trustee (the “Base Indenture and, together with the First Supplemental Indenture, referred to herein as the “Indenture”). All capitalized terms used in this First Supplemental Indenture and not otherwise defined herein have the meanings given such terms in the Base Indenture.

WHEREAS, the Company desires to establish, under the terms of the Base Indenture, a series of its Securities (such securities being of the type referred to in the Base Indenture and in this First Supplemental Indenture as the “Securities”) to be known as its 5.375% Senior Notes due 2027 (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof, to be set forth as provided in the Base Indenture and in this First Supplemental Indenture;

WHEREAS, this First Supplemental Indenture is being entered into pursuant to the provisions of Article Ten of the Base Indenture to establish the terms of the Notes in accordance with Section 2.03 of the Base Indenture, to add the Subsidiary Guarantors as obligors and to issue the Notes in accordance with Section 2.01 of the Base Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture; and

WHEREAS, all requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed, and the execution and delivery of this First Supplemental Indenture have been duly authorized in all respects.

NOW THEREFORE, in consideration of the purchase and acceptance of the Notes by the Holders (as defined below) thereof, and for the purpose of setting forth, as provided in the Base Indenture, the form and substance of the Notes and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.1 Definition of Terms.

(a)          Capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture.

(b)          For purposes of this First Supplemental Indenture, the following terms have the meanings given to them in this Section 1.1(b):

“Attributable Debt” means, with respect to any Sale/Leaseback Transaction, the present value (discounted at the interest rate implicit in the lease involved in such Sale/Leaseback Transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of: (1) the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated); and (2) the Attributable Debt determined assuming no such termination;

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; provided, that, any obligations of the Company or its Subsidiaries either existing on the Issue Date or created prior to any recharacterization described below (i) that were not included on the consolidated balance sheet of the Company as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations due to a change in accounting treatment, shall, for all purposes under the Indenture, not be treated as Capital Lease Obligations. For purposes of Section 4.1, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased;

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity;

“CFC” means (a) a Person that is a “controlled foreign corporation” for purposes of the Code and (b) each Subsidiary of any such Person;

“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)), other than to the Company or one of its Subsidiaries; (2) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding

2

Voting Stock of the Company, measured by voting power rather than number of shares; or (3) the adoption of a plan relating to the liquidation or dissolution of the Company;

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Event;

“Code” means the Internal Revenue Code of 1986, as amended;

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes (assuming for this purpose that the Notes mature on the Par Call Date);

“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of the applicable Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, (2) if the Company obtains fewer than four applicable Reference Treasury Dealer Quotations, the arithmetic average of all applicable Reference Treasury Dealer Quotations for such redemption date or (3) if only one Reference Treasury Dealer Quotation is received, such quotation;

“Consolidated Net Tangible Assets” means, as at any date, the aggregate amount of assets of the Company and its Restricted Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP, and excluding assets of any Securitization Special Purpose Entity that is a Restricted Subsidiary) after deducting therefrom (1) (to the extent otherwise included therein) all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and all other intangible assets and (2) all current liabilities (excluding current liabilities of any Securitization Special Purpose Entity that is a Restricted Subsidiary), all as set forth on the most recent quarterly or annual (as the case may be) consolidated balance sheet or the notes thereto for which internal financial statements are available of the Company and its Restricted Subsidiaries in accordance with GAAP;

“Coupon Rate” has the meaning set forth in Section 2.5;

“Credit Agreement” means the Credit Agreement, dated as of May 12, 2015, by and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents and lenders party thereto, as such agreement may be amended, modified, supplemented, restated, extended, renewed, refinanced, replaced or substituted from time to time in one or more agreements or instruments (in each case with the same or new lenders, investors, purchasers or other debtholders), including pursuant to any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder;

“Credit Facilities” means one or more debt facilities (including the Credit Agreement and the Existing Notes), commercial paper facilities, securities purchase agreements, indentures or similar agreements, in each case, with banks or other institutional lenders or investors providing for revolving loans, term loans, receivables financing (including through the sale of receivables

3

to lenders or to special purpose entities formed to borrow from lenders against such receivables), letters of credit or the issuance of debt securities, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, supplemented, restated, extended, renewed, refinanced, replaced or substituted from time to time;

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default;

“Depositary” means The Depository Trust Company, New York, New York, or any successor thereto registered as a clearing agency pursuant to the provisions of Section 17A of the Exchange Act or other applicable statute or regulation;

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America or any State thereof or the District of Columbia other than a Foreign Subsidiary Holding Company;

“Existing Notes” means the Company’s (1) 6.625% Senior Notes due 2023, (2) 7.000% Senior Notes due 2025 and (3) 6.125% Senior Notes due 2023, in each case issued and outstanding on the Issue Date;

“Foreign Subsidiary Holding Company” means any Restricted Subsidiary substantially all of whose assets consist of Capital Stock and/or Indebtedness of one or more CFCs;

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in: (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants; (2) statements and pronouncements of the Financial Accounting Standards Board; (3) such other statements by such other entity as approved by a significant segment of the accounting profession; and (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC;

“Global Note” has the meaning set forth in Section 2.3(b);

“Guaranteed Obligations” has the meaning set forth in Section 3.1;

“Hedging Obligations” means obligations under: (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and (3) other agreements or arrangements designed to protect against fluctuations in currency exchange rates or commodity prices;

“Holder” “holder,” “note holder” or other similar term means any person in whose name the Notes are registered on the Security Register kept by the Company in accordance with the terms hereof;

4

“Indebtedness” means, with respect to any Person on any date of determination (without duplication): (1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable (other than letters of credit issued in respect of trade payables); (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person; (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business); (4) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments; provided that such obligations shall not constitute Indebtedness except to the extent drawn upon or presented and not paid within 10 business days; (5) all guarantees by such Person of obligations of the type referred to in clauses (1) through (4); and (6) all obligations of the type referred to in clauses (1) through (5) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets and the amount of the obligation so secured;

The amount of Indebtedness of any Person will be deemed to be: (A) with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; (B) with respect to Indebtedness secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the fair market value of such asset on the date the Lien attached and (y) the amount of such Indebtedness; (C) with respect to any Indebtedness issued with original issue discount, the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness; (D) with respect to any Hedging Obligation, the net amount payable if such Hedging Obligation terminated at that time due to default by such Person; and (E) otherwise, the outstanding principal amount thereof;

“Independent Investment Banker” means one of the Reference Treasury Dealers, or their respective successors, as may be appointed from time to time by the Company; provided, however, that if the foregoing ceases to be a primary U.S. Government securities dealer in the United States (a “primary treasury dealer”), the Company will substitute another primary treasury dealer;

“Interest Payment Date” has the meaning set forth in Section 2.5;

“Issue Date” means the date on which the Notes are originally issued;

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any priority of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof) real or personal, moveable or immovable, now owned or hereafter acquired; provided, however, that in no event shall an operating lease be deemed to constitute a Lien;

5

“Material Indebtedness” means Indebtedness (other than the Notes and the Subsidiary Guarantees) of any one or more of the Company and the Subsidiary Guarantors in an aggregate principal amount exceeding $100,000,000;

“Maturity Date” means the date on which the Notes mature and on which the principal shall be due and payable together with all accrued and unpaid interest thereon;

“Maturity Repayment Price” means the price, at the Maturity Date, equal to the principal amount of, plus accrued interest on, the Notes;

“Moody’s” means Moody’s Investors Services Inc. and its successors;

“Par Call Date” means February 15, 2027 (the date that is three months prior to the Stated Maturity date of the Notes);

“Permitted Liens” means, with respect to any Person:

(1)         Liens securing Indebtedness (including Capital Lease Obligations) incurred to finance the acquisition, construction, purchase, replacement or lease of, or repairs, improvements or additions to, property, plant or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) of such Person (plus additions, improvements, accessions and replacements and customary deposits in connection therewith and proceeds, products and distributions therefrom); provided, however, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is incurred (other than assets and property affixed or appurtenant thereto or pursuant to customary after-acquired property clauses), and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 12 months after the later of such acquisition, completion of construction, purchase, replacement or lease of, repairs, improvement or additions to, such property, plant or equipment subject to the Lien;

(2)         Liens existing on the Issue Date not otherwise constituting Permitted Liens;

(3)         Liens on assets, property or shares of Capital Stock (plus additions, improvements, accessions and replacements and customary deposits in connection therewith and proceeds, products and distributions therefrom) of another Person at the time such other Person becomes a Subsidiary of such Person (other than a Lien incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person becomes such a Subsidiary); provided, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries (other than assets and property affixed or appurtenant thereto or pursuant to customary after-acquired property clauses);

(4)         Liens on assets or property (plus additions, improvements, accessions and replacements and customary deposits in connection therewith and proceeds, products and distributions therefrom) at the time such Person or any of its Subsidiaries acquires the

6

assets or property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person (other than a Lien incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person or any of its Subsidiaries acquired such property); provided, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries (other than assets and property affixed or appurtenant thereto or pursuant to customary after-acquired property clauses);

(5)         Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person;

(6)         Liens securing Hedging Obligations;

(7)         Liens to secure any refinancing (or successive refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in Section 4.1(b), or in the foregoing clause (1), (2), (3) or (4); provided, however, that: (A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus additions, improvements, accessions and replacements and customary deposits in connection therewith and proceeds, products and distributions therefrom); and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of  (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under Section 4.1, or in the foregoing clause (1), (2), (3) or (4) at the time the original Lien became a Permitted Lien, plus accrued interest thereon, and (y) an amount necessary to pay any fees, commissions, discounts and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(8)         Liens incurred to secure cash management services in the ordinary course of business;

(9)         Liens securing the Notes (including any Additional Notes);

(10)       Liens securing Indebtedness under Credit Facilities in an aggregate outstanding principal amount not to exceed $3.20 billion;

(11)       Indebtedness incurred by a Securitization Special Purpose Entity pursuant to a Qualified Securitization Transaction that is without recourse to the Company or to any Restricted Subsidiary other than a Securitization Special Purpose Entity (other than Standard Securitization Undertakings) in an aggregate outstanding principal amount not to exceed the greater of  $500 million and 10% of Consolidated Net Tangible Assets; and

(12)       Liens securing Indebtedness of an Unrestricted Subsidiary that becomes a Restricted Subsidiary in accordance with the Indenture; provided that such Subsidiary was an Unrestricted Subsidiary at the time such Indebtedness was originally incurred and such Indebtedness was not incurred in contemplation of such Unrestricted Subsidiary becoming a Restricted Subsidiary;

7

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity;

“Qualified Securitization Transaction” means any transaction or series of transactions entered into by the Company or any Restricted Subsidiary pursuant to which the Company or such Restricted Subsidiary sells, conveys, grants a security interest in or otherwise transfers to a Securitization Special Purpose Entity, and such Securitization Special Purpose Entity sells, conveys, grants a security interest in or otherwise transfers to one or more other Persons, any Securitization Assets (whether now existing or arising in the future);

“Quotation Agents” means the Reference Treasury Dealers appointed by the Company;

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company as a replacement agency for Moody’s or S&P, or both of them, as the case may be;

“Rating Event” means the rating on the Notes is lowered by either of the Rating Agencies within 60 days from the earlier of  (1) the date of the public notice of an arrangement that could result in a Change of Control and (2) the occurrence of a Change of Control (which period shall be extended for so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies);

“Reference Treasury Dealers” means Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, TD Securities (USA) LLC, and each of their respective successors and any other primary treasury dealers selected by the Company;

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Company, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date;

“Remaining Scheduled Payments” means, with respect to any Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption, assuming for this purpose that the Notes mature on the Par Call Date; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date;

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary. Upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be a Restricted Subsidiary;

8

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., and its successors;

“Sale/Leaseback Transaction” means an arrangement relating to real or tangible personal property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary sells or otherwise transfers such property to a Person and the Company or a Restricted Subsidiary thereafter rents or leases it for substantially the same purpose or purposes as the property sold or transferred from such Person;

“SEC” means the U.S. Securities and Exchange Commission;

“Securitization Assets” means (i) all receivables, inventory or royalty or other revenue streams transferred in connection with asset securitization transactions by the Company or any Restricted Subsidiary pursuant to documents relating to any Qualified Securitization Transaction, (ii) all rights arising under the documentation governing or related to receivables (including rights in respect of Liens securing such receivables and other credit support in respect of such receivables), any proceeds of such receivables and any lockboxes or accounts in which such proceeds are deposited, spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with a Qualified Securitization Transaction, any warranty, indemnity, dilution and other intercompany claim, arising out of the documents relating to such Qualified Securitization Transaction and other assets that are transferred or in respect of which security interests are granted in connection with asset securitizations involving accounts receivable, and (iii) all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses (i) and (ii);

“Securitization Special Purpose Entity” means a Person (including, without limitation, a Restricted Subsidiary) created in connection with the transactions contemplated by a Qualified Securitization Transaction, which Person engages in no activities and holds no assets other than those incidental to such Qualified Securitization Transaction;

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC and, for the purpose of determining whether an Event of Default has occurred, any group of Subsidiaries that combined would be such a Significant Subsidiary;

“Standard Securitization Undertakings” means all representations, warranties, covenants, indemnities, performance guarantees and servicing obligations entered into by the Company or any Restricted Subsidiary (other than a Securitization Special Purpose Entity) that are customary in connection with any Qualified Securitization Transaction;

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred);

9

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by: (1) such Person; (2) such Person and one or more Subsidiaries of such Person; or (3) one or more Subsidiaries of such Person. Unless otherwise specified or the context shall otherwise require, “Subsidiary” means a Subsidiary of the Company;

“Subsidiary Guarantor” means each Subsidiary of the Company that executes this First Supplemental Indenture on the Issue Date as a guarantor and each other Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of the Indenture;

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date or in the case of a discharge, prior to the deposit date) of the applicable Comparable Treasury Issue. In determining this rate, the Company will assume a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date;

“Unrestricted Subsidiary” means any Subsidiary that has been designated as an “Unrestricted Subsidiary” pursuant to, and in accordance with (i) the Credit Agreement (as in effect on the Issue Date) or (ii) any amendment, modification, supplement, restatement, extension, renewal, refinancing, replacement or substitution thereof that provides the Company with similar rights to designate Subsidiaries as “unrestricted”, in each case, for so long as such Credit Agreement remains in effect and such Subsidiary is so designated thereunder. If there are one or more Unrestricted Subsidiaries under the Indenture and any such Unrestricted Subsidiary ceases to be an “Unrestricted Subsidiary” under any such Credit Agreement (whether by termination of such Credit Agreement, re-designation of such Subsidiary or otherwise), such Subsidiary shall automatically become a Restricted Subsidiary under the Indenture;

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option;

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof; and

“Wholly Owned” means, with respect to any Subsidiary, a Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries (or a combination thereof).

(c)          All references in this First Supplemental Indenture to Section numbers shall be to the Sections of this First Supplemental Indenture, unless indicated otherwise.

10

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE NOTES

SECTION 2.1 Designation and Principal Amount.

(a)          There is hereby authorized and established under the terms of the Indenture a series of the Company’s Securities designated the “5.375% Senior Notes due 2027” initially limited in aggregate principal amount to no more than $500,000,000, which amount shall be as set forth in one or more written orders of the Company for the authentication and delivery of the Notes pursuant to Section 2.06 of the Indenture.

(b)          The Company may, from time to time, without notice to or consent of the Holders of the Notes, issue additional Securities having the same interest date, maturity and other terms as the Notes initially issued hereunder. Any such additional Securities, together with the Notes initially issued hereunder, will constitute a single series of Securities under the Indenture; provided that if such additional Securities are not fungible for United States federal income tax purposes, such additional Securities will have a separate CUSIP number.

SECTION 2.2 Maturity.

The Maturity Date for the Notes is May 15, 2027.

SECTION 2.3 Form of Notes, Global Form.

(a)          The Notes and the Trustee’s certificate of authentication to be endorsed thereon shall be substantially in the form attached as Exhibit A hereto. The terms and provisions contained in the form of Notes set forth in Exhibit A shall constitute, and are hereby expressly made, a part of the Indenture as supplemented by this First Supplemental Indenture.

Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends, endorsements or changes as the officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of the Base Indenture as supplemented by this First Supplemental Indenture, or as may be required by the Depositary or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto, or to conform to usage, or to indicate any special limitations or restrictions to which any particular Notes are subject.

(b)          So long as any Notes are eligible for book-entry settlement with the Depositary, or unless otherwise required by law, or otherwise contemplated by Section 2.07 of the Base Indenture, all of the Notes shall be represented by one or more Securities in global form registered in the name of the Depositary or the nominee of the Depositary (each and collectively, the “Global Note”), without coupons. The transfer and exchange of beneficial interests in any such Global Note shall be effected through the Depositary in accordance with the Indenture and the applicable procedures of the Depositary. Except as otherwise provided in the Indenture, beneficial owners of a Global Note shall not be entitled to have certificates registered in their

11

names, will not receive or be entitled to receive physical delivery of certificates in definitive form and will not be considered Holders of such Global Note.

SECTION 2.4 Transfer and Exchange of Global Notes.

(a)          A Global Note may be transferred, in whole but not in part, only to another nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

(b)          If at any time, (1) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary or has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed, (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in certificated form, or (3) there has occurred and is continuing a Default with respect to the Notes, then the Company shall execute, and, subject to Article 2 of the Indenture, the Trustee, upon written notice from the Company, shall authenticate and make available for delivery the Notes in definitive registered form without coupons, in authorized denominations, and in an aggregate principal amount equal to the principal amount of the Global Note in exchange for such Global Note. In such event the Company shall execute, and subject to Section 2.07 of the Indenture, the Trustee, upon receipt of an Officer’s Certificate evidencing such determination by the Company, shall authenticate and deliver the Notes in definitive registered form without coupons, in authorized denominations, and in an aggregate principal amount equal to the principal amount of the Global Note in exchange for such Global Note. Upon the exchange of the Global Note for such Notes in definitive registered form without coupons, in authorized denominations, the Global Note shall be canceled by the Trustee. Such Notes in definitive registered form issued in exchange for the Global Note shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such Notes to the Depositary for delivery to the Persons in whose names such Securities are so registered.

SECTION 2.5 Interest.

(a)          Each Note shall bear interest at the rate of 5.375% per annum (the “Coupon Rate”) from May 23, 2017 until the principal thereof becomes due and payable, and on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the Coupon Rate, compounded semi-annually, payable semi-annually in arrears on May 15 and November 15 of each year (each, an “Interest Payment Date”), beginning, on November 15, 2017, to the Person in whose name such Note or any predecessor Note is registered at the close of business on the regular record date for such interest installment, whether or not a business day. The regular record dates shall be the May 1st and November 1st prior to the regular Interest Payment Date.

(b)          The amount of interest payable for any period shall be computed on the basis of a 360-day year of twelve 30-day months. Except as provided in the following sentence, the amount of interest payable for any period shorter than a full semi-annual period for which interest is computed, shall be computed on the basis of the actual number of days elapsed in such a 30-day period. In the event that any date on which interest is payable on the Notes is not a

12

business day, then payment of interest payable on such date shall be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay).

SECTION 2.6 Redemption.

(a)          The Notes are redeemable at the option of the Company, subject to the terms and conditions of Article 3 of the Base Indenture, in whole at any time or in part from time to time (x) prior to the Par Call Date at a redemption price equal to the greater of  (i) 100% of the aggregate principal amount of the Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments, plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date, subject to the rights of holders of such Notes to be redeemed on the relevant record date to receive interest due on an interest payment date that is on or prior to such redemption date or (y) on or after the Par Call Date at a redemption price equal to 100% of the aggregate principal amount of such Notes to redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date, subject to the rights of holders of such Notes to be redeemed on the relevant record date to receive interest due on an interest payment date that is on or prior to such redemption date.

In determining the present values of the Remaining Scheduled Payments, the Company will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 50 basis points.

(b)          Notice of any redemption shall be given at least 30 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest shall cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed, the Notes shall be selected by the Trustee on a pro rata basis to the extent practicable in accordance with its customary procedures or applicable procedures of the Depository.

(c)          Prior to giving any notice of redemption in connection with a redemption pursuant to Section 2.6(a) hereof, the Company will deliver to the Trustee an Officer’s Certificate signed by the Chief Financial Officer or a Senior Vice President of the Company stating that the Company is entitled to redeem the Notes and that the conditions precedent to redemption have occurred.

(d)          Any notice of redemption may be given prior to the completion of any event or transaction related to such redemption, including any offering or other corporate transaction, and any such redemption or notice may be subject to one or more conditions precedent, including the completion of the related offering or corporate transaction. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice will state that the redemption date may be delayed until such time as any or all of such conditions have been satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions have not been satisfied by the redemption date, or by the redemption date so delayed.

13

SECTION 2.7 Offer to Purchase.

(a)          Upon the occurrence of a Change of Control Repurchase Event, unless the Company has exercised its right to redeem the Notes under Section 2.6(a) hereof, each Note holder will have the right to require the Company to purchase all or a portion of such holder’s Notes pursuant to Section 2.7(b) (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount of the holder’s Notes plus accrued and unpaid interest, if any, to, but not including, the date of purchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b)          Within 30 days following the date upon which the Change of Control Repurchase Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to send a notice, by first class mail to each Note holder, or electronically in the case of a Global Note held by the Depository, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if delivered prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control Repurchase Event occurring on or prior to the Change of Control Payment Date. Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice, or transfer their Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

(c)          The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

(d)          If holders of not less than 90% in aggregate principal amount of the outstanding Notes tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company pursuant to Section 2.7(c), purchases all of the Notes validly tendered and not withdrawn by such holders, the Company or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date of redemption.

(e)          The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 2.7, the Company will comply with the applicable securities laws and regulations and

14

shall not be deemed to have breached its obligations under this Section 2.7 by virtue of its compliance with such securities laws or regulations.

(f)          The provisions of this Section 2.7 relating to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control Repurchase Event may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

(g)          On the Change of Control Repurchase Event payment date, the Company shall, to the extent lawful:

(i)          accept for payment all Notes or portions of Notes (in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof) properly tendered and not withdrawn pursuant to the Company’s offer;

(ii)         deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered and not withdrawn; and

(iii)        deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes properly tendered and not withdrawn the purchase price for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any such Notes surrendered; provided, that each new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

SECTION 2.8 Ranking.

The Notes and the Subsidiary Guarantees are unsecured and will rank pari passu in right of payment with all of the existing and future unsecured and unsubordinated obligations of the Company and the Subsidiary Guarantors, as applicable.

SECTION 2.9 Payment Agent and Registrar.

U.S. Bank National Association shall serve initially as Security Registrar, Paying Agent and Transfer Agent for the Notes.

ARTICLE 3

SUBSIDIARY GUARANTEES

SECTION 3.1 Subsidiary Guarantee.

(a)          Each Subsidiary Guarantor hereby jointly and severally, irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, to each Holder and

15

the Trustee and their successors and assigns (i) the full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture (including obligations to the Trustee acting in any capacity under the Indenture) and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes and all other monetary obligations of the Company under the Indenture and the Notes and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company whether for fees, expenses, indemnification or otherwise under this Indenture and the Notes, on the terms set forth in this Indenture by executing this Indenture (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Subsidiary Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Subsidiary Guarantor, and that such Subsidiary Guarantor shall remain bound under this Article 3 notwithstanding any extension or renewal of any Guaranteed Obligation.

(b)          Each Subsidiary Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Subsidiary Guarantor waives notice of any Default under the Notes or the Guaranteed Obligations.

(c)          Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

(d)          Except as expressly set forth in Section 3.2, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.

(e)          Subject to Section 3.2 and 3.3 hereof, each Subsidiary Guarantor agrees that its Subsidiary Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment of, or any part thereof, principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or any of its Subsidiaries or otherwise.

(f)           In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Subsidiary Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such

16

Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Company to the Trustee.

(g)          Each Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Trustee in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Subsidiary Guarantor further agrees that, as between it, on the one hand, and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Section 5.1 hereof and Article 6 of the Base Indenture for the purposes of any Subsidiary Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Section 5.1 hereof and Article 6 of the Base Indenture, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Subsidiary Guarantor for the purposes of this Section 3.1.

(h)          Each Subsidiary Guarantor also agrees to pay any and all fees, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 3.1.

(i)           Each Subsidiary Guarantor shall promptly execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of the Indenture.

SECTION 3.2 Limitation on Subsidiary Guarantor Liability.

Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that, any term or provision of the Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Subsidiary Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering the Indenture, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

17

SECTION 3.3 Releases.

A Subsidiary Guarantee as to any Subsidiary Guarantor shall be automatically and unconditionally released and discharged, without further action required on the part of the Subsidiary Guarantor, the Trustee or any Holder of Notes, upon:

(a)          (i) the sale or other disposition of such Subsidiary Guarantor (including by way of merger or consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets) to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary, so long as such sale or other disposition does not violate Section 4.3(b); (ii) the release or discharge of the guarantee by such Subsidiary Guarantor of Indebtedness under each Credit Facility to which it is a party, other than a release or discharge through payment thereon, and such Subsidiary Guarantor is no longer an obligor under any Credit Facility; or (iii) the Company exercising its legal defeasance option or its covenant defeasance option with respect to the Notes under Section 8.1 or 8.2 or if its obligations under the Indenture with respect to the Notes are discharged in accordance with the terms of the Indenture; and

(b)          such Subsidiary Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions provided for in the Indenture relating to such transaction have been complied with.

SECTION 3.4 Successors and Assigns.

This Article 3 shall be binding upon each Subsidiary Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in the Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of the Indenture.

SECTION 3.5 No Waiver.

Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 3 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 3 at law, in equity, by statute or otherwise.

SECTION 3.6 Execution and Delivery of Subsidiary Guarantee.

The Company hereby agrees that it shall cause each Person that becomes obligated to provide a Subsidiary Guarantee pursuant to Section 4.4 to execute a supplemental indenture in substantially the form included in Exhibit B attached hereto, pursuant to which such Person provides the guarantee set forth in this Article 3 and otherwise assumes the obligations and accepts the rights of a Subsidiary Guarantor under the Indenture, in each case with the same

18

effect and to the same extent as if such Person had been named herein as a Subsidiary Guarantor. The Company also hereby agrees to cause each such new Subsidiary Guarantor to evidence its guarantee by endorsing a notation of such Subsidiary Guarantee on each Note as provided in this Section 3.6.

SECTION 3.7 Non-Impairment .

The failure to endorse a Subsidiary Guarantee on any Notes shall not affect or impair the validity thereof.

SECTION 3.8 Benefits Acknowledged.

Each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the Subsidiary Guarantee and waivers made by it pursuant to its Subsidiary Guarantee are knowingly made in contemplation of such benefits.

ARTICLE 4

Additional Covenants

In addition to the covenants set forth in Articles 4, 5 and 11 of the Base Indenture, the Notes shall be subject to the additional covenants set forth in this Article 4, provided, that, Sections 11.01 and 5.03(a) of the Base Indenture shall be superseded in their entirety by Sections 4.3 and 4.5 hereof with respect to the Notes.

SECTION 4.1 Limitations on Liens.

(a)          The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien (an “Initial Lien”) of any nature whatsoever on any of its properties or assets (whether owned at the Issue Date or thereafter acquired) securing any Indebtedness for borrowed money, other than Permitted Liens, without effectively providing that the Notes (together with, at the option of the Company, any other Indebtedness for borrowed money of the Company or any of its Restricted Subsidiaries ranking equally in right of payment with the Notes) shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

(b)          Notwithstanding Section 4.1(a), the Company and its Restricted Subsidiaries may create, assume, incur or guarantee Indebtedness for borrowed money secured by a Lien without equally and ratably securing the Notes; provided that at the time of such creation, assumption, incurrence or guarantee, after giving effect thereto and to the retirement of any Indebtedness for borrowed money that is being retired substantially concurrently with any such creation, assumption, incurrence or guarantee, the sum of  (a) the aggregate amount of all outstanding Indebtedness for borrowed money secured by Liens other than Permitted Liens, (b) the outstanding Attributable Debt with respect to all Sale/Leaseback Transactions of the Company and its Restricted Subsidiaries incurred pursuant to Section 4.2(b), (c) the aggregate amount of all outstanding refinancing Indebtedness incurred pursuant to clause (7) of the definition of

19

Permitted Liens in respect of Indebtedness for borrowed money initially incurred pursuant to this sentence and (d) the aggregate amount of all outstanding Indebtedness for borrowed money incurred pursuant to clause (12) of the definition of Permitted Liens, does not at such time exceed 15% of Consolidated Net Tangible Assets.

(c)          Any such Lien thereby created in favor of the Notes will be automatically and unconditionally released and discharged upon (i) the release and discharge of each Initial Lien to which it relates, or (ii) any sale, exchange or transfer to any Person not an affiliate of the Company of the property or assets secured by such Initial Lien.

SECTION 4.2 Limitation on Sale/Leaseback Transactions.

(a)          The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1)          such transaction involves a lease period of not more than three years (or a lease that may be terminated by the Company or its Restricted Subsidiaries within a period of not more than three years);

(2)         such transaction involves leases between only the Company and a Restricted Subsidiary or only between Restricted Subsidiaries;

(3)         such transaction involves leases of property executed by the time of, or within 12 months after the latest of, the acquisition or completion of construction, development, replacement, repair or improvement of the property;

(4)         the Company or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled pursuant to any of clauses (1) through (12) of the definition of  “Permitted Liens” to incur or guarantee Indebtedness secured by a Lien on such property in the amount of the Attributable Debt arising from such Sale/Leaseback Transaction without equally and ratably securing the Notes;

(5)         the net proceeds of the sale of the property to be leased are at least equal to such property’s fair market value, as determined by the Company in good faith, and such net proceeds are applied within 365 days of the effective date of the Sale/Leaseback Transaction (or within a period of 180 days after such 365th day, if by the end of such initial 365-day period the Company or one or more Restricted Subsidiaries shall have entered into a definitive agreement as described below), or the Company enters into a definitive agreement within such 365-day period to apply such net proceeds, to (a) the purchase, construction, development or acquisition of properties or assets or (b) the redemption, repayment or other retirement for value of the Notes or any Indebtedness of the Company that ranks equally in right of payment with the Notes or Indebtedness of a non-guarantor Restricted Subsidiary (in any such case that is not Indebtedness owed to the Company or any of its Subsidiaries); or

(6)         other Sale/Leaseback Transactions if, at the time entered into and after giving effect thereto, the aggregate outstanding Attributable Debt incurred pursuant to

20

this clause (6) does not exceed the greater of  $200 million and 2.5% of Consolidated Net Tangible Assets.

(b)          Notwithstanding Section 4.2(a), the Company and its Restricted Subsidiaries will be permitted to enter into Sale/Leaseback Transactions that would otherwise be subject to Section 4.2(a), without complying with the requirements of Section 4.2(a), if, after giving effect thereto, the aggregate amount of all outstanding Attributable Debt with respect to Sale/Leaseback Transactions existing at such time that could not have been entered into except pursuant to this Section 4.2(b), together (without duplication) with the aggregate amount of all outstanding Indebtedness secured by Liens permitted pursuant to Section 4.1(b), does not exceed 15% of Consolidated Net Tangible Assets.

SECTION 4.3 Merger and Consolidation.

Section 11.01 of the Base Indenture shall be superseded in its entirety by this Section 4.3 with respect to the Notes.

(a)          The Company will not consolidate with or merge with or into, or sell, convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all of its assets to, any Person, unless:

(1)         The Company is the surviving Person or the resulting, surviving or transferee Person or lessee (the “Successor Company”) is a corporation, limited liability company, partnership or similar entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) expressly assumes, by an indenture supplemental thereto satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

(2)         immediately after giving pro forma effect to such transaction or transactions (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

(3)         the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

For purposes of this Section 4.3(a), the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will succeed to, and be substituted for, the Company, and may exercise all of the rights and powers of the Company, under the Indenture. The Company will be

21

relieved of all obligations and covenants under the Notes and the Indenture; provided that, in the case of a lease of all or substantially all of properties or assets of the Company, the Company will not be released from the obligation to pay the principal of and interest on the Notes.

(b)          Subject to Section 3.3, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or sell, convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all of its assets to any Person unless:

(1)         such Subsidiary Guarantor is the surviving Person or the resulting, surviving or transferee Person or lessee is a corporation, limited liability company, partnership or similar entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the resulting, surviving or transferee Person (if not such Subsidiary) expressly assumes, by a guarantee agreement in the form of a supplemental indenture satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guarantee;

(2)         immediately after giving pro forma effect to such transaction or transactions (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3)         the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such guarantee agreement (if any) comply with the Indenture.

SECTION 4.4 Guarantees by Domestic Subsidiaries.

After the date of this First Supplemental Indenture, the Company will cause each direct and indirect Domestic Subsidiary that (a) incurs or guarantees any Indebtedness under the Credit Agreement, or (b) guarantees other Material Indebtedness, in each case, to become a Subsidiary Guarantor.

SECTION 4.5 Reports by the Company.

Section 5.03(a) of the Base Indenture shall be superseded in its entirety by this Section 4.5 with respect to the Notes.

The Company covenants so long as the Notes are outstanding to file with the Trustee, within 15 days after the Company is required to file the same with the Commission (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of such sections, then to file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by said

22

Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

SECTION 4.6 Notice of Default by Company.

Section 4.07 of the Base Indenture shall be superseded in its entirety by this Section 4.6 with respect to the Notes.

The Company shall file with the Trustee written notice of the occurrence of any Default or Event of Default within 30 days of its becoming aware of any such Default or Event of Default, and include in such notice any action the Company is taking or proposes to take in respect thereof.

ARTICLE 5

DEFAULTS AND REMEDIES

SECTION 5.1 Events of Default.

Section 6.01 of the Base Indenture shall be superseded in its entirety by this Section 5.1 with respect to the Notes.

In case one or more of the following Events of Default with respect to the Notes have occurred and be continuing:

(1)         a default in the payment of interest on the Notes when due, continued for 30 days;

(2)         a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)         the failure by the Company to comply with its obligations under Section 4.3 of this First Supplemental Indenture;

(4)         the failure by the Company to comply for 30 days after notice (as described below) with any of its obligations in the covenants described above under Section 2.7 (other than a failure to purchase Notes) or under Sections 4.1 or 4.2;

(5)         the failure by the Company to comply for 60 days after notice (as described below) with its other agreements contained in the Indenture;

(6)         Indebtedness of the Company or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $100 million (the “cross acceleration provision”);

23

(7)         (a) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or any Significant Subsidiary or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the Company or any Significant Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of the Company or such Significant Subsidiary or for any substantial part of its property, or shall make any general assignment for the benefit of creditors (the “bankruptcy default provisions”);

(8)         any judgment or decree for the payment of money (net of any amount covered by insurance issued by a reputable and creditworthy insurer that has not contested coverage or reserved rights with respect to an underlying claim) in excess of  $100 million is entered against the Company or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days after such judgment became final and non-appealable and is not paid, discharged, waived or stayed (the “judgment default provision”); or

(9)         any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee;

then, if an Event of Default (other than an Event of Default specified in Section 6.01(7)) shall have occurred and be continuing, and in each and every such case, unless the principal amount of all the Notes shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then Outstanding hereunder, by notice in writing to the Company (and to the Trustee if given by securityholders) may declare the principal amount of all the Notes to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable, anything in the Indenture or in the Notes contained to the contrary notwithstanding, or, if an Event of Default described in Section 6.01(7) shall have occurred and be continuing, unless the principal of all the Notes shall have already become due and payable, the principal of all the Notes shall automatically, and without any declaration or other action on the part of the Trustee or any Note holder, become immediately due and payable, anything in this Indenture or in the Securities contained to the contrary notwithstanding. Notwithstanding anything to the contrary in this Section 6.01, a default under Sections 6.01(4) or (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

24

ARTICLE 6

CONCERNING THE TRUSTEE

SECTION 6.1 Notice of Default by Trustee.

The first sentence of Section 7.14 of the Base Indenture shall be superseded in its entirety by this Section 6.1 with respect to the Notes.

Within 10 days after the occurrence of any default on a series of Securities hereunder actually known to the Trustee, the Trustee shall transmit to all securityholders of that series, in the manner and to the extent provided in Section 15.04, notice of such default hereunder actually known to the Trustee, unless such default shall have been cured or waived; provided, however, that except in the case of a default in the payment of the principal of or interest on any Security or on the payment of any sinking or purchase fund installment, the Trustee shall be protected in withholding such notice if and so long as the Trustee in good faith determines that the withholding of such notice is in the interests of the security-holders; and provided, further, that in the case of any default of the character specified in clause (c) of Section 6.01 no such notice to securityholders shall be given until at least 30 days after the occurrence thereof.

ARTICLE 7

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 7.1 Supplemental Indentures Without Consent of Note Holders.

Section 10.02 of the Base Indenture is superseded in its entirety by this Section 7.1 with respect to the Notes.

Without the consent of any Note holders, the Company, the Subsidiary Guarantors and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental to the Base Indenture with respect to the Notes and the Subsidiary Guarantees (which shall conform to the provisions of the Trust Indenture Act as in force at the date of the execution thereof) for one or more of the following purposes:

(1)         to cure any ambiguity, omission, defect or inconsistency;

(2)         to provide for the assumption by a successor corporation, limited liability company, partnership or similar entity, of the obligations of the Company or any Subsidiary Guarantor under the Indenture, the Notes or a Subsidiary Guarantee, as applicable;

(3)         to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4)         to add Subsidiary Guarantees with respect to the Notes in accordance with the Indenture or to secure the Notes;

25

(5)         to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor;

(6)         to make any change that does not adversely affect in any material respect the rights of any holder of the Notes as evidenced by an Officer’s Certificate delivered to the Trustee;

(7)         to conform the text of the applicable supplemental indenture or Indenture, the Notes or any Subsidiary Guarantee to any provision of the “Description of the Notes” section of the prospectus supplement for the Notes to the extent that such provision in such “Description of the Notes” section was intended to be a verbatim recitation of a provision of the supplemental indenture, Indenture, the Notes or such Subsidiary Guarantee; or

(8)         to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer Notes.

The Trustee is hereby authorized to join with the Company and the Subsidiary Guarantors in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations which may be therein contained and to accept the conveyance, transfer, assignment, mortgage or pledge of any property thereunder, but the Trustee shall not be obligated to enter into any such supplemental indenture which adversely affects the Trustee’s own rights, duties or immunities under this Supplemental Indenture or otherwise. No supplemental indenture shall be effective as against the Trustee unless and until the Trustee has duly executed and delivered the same.

SECTION 7.2 Supplemental Indentures with Consent of Holders.

The first paragraph of Section 10.02 of the Base Indenture is superseded in its entirety by this Section 7.2 with respect to the Notes.

With the consent (evidenced as provided in Section 8.01 of the Base Indenture) of the holders of not less than a majority of the aggregate principal amount of the Notes Outstanding affected by such supplemental indenture (voting as one class), the Company, when authorized by a Board Resolution, and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental hereto (which shall conform to the provisions of the Trust Indenture Act as in force at the date of the execution thereof) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of any supplemental indenture or of modifying in any manner the rights of the holders of the Notes under this Indenture; provided, however, that no such supplemental indenture shall (1) make any change in the percentage of the principal amount of Notes required for amendments or waivers; (2) reduce the rate of or extend the time for payment of interest on any Note; (3) reduce the principal of or change the Stated Maturity of any Note; (4) reduce the amount payable upon the redemption of any Note or, in respect of an optional redemption, the times at which any Note may be redeemed or, once notice of redemption has been given, the time at which it must thereupon be redeemed; (5) make any Note payable in money other than that stated in the Note; (6) impair the right of any holder of the Notes to receive payment of

26

principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes; (7) after the time an offer to purchase is required to have been made, reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder; or (8) make any change in the ranking or priority of any Note that would adversely affect the holders of the Notes, in each case without the consent of the holders of all Notes then Outstanding affected thereby.

ARTICLE 8

DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.1 Defeasance and Discharge.

Section 14.02 of the Base Indenture is superseded in its entirety by this Section 8.1 with respect to the Notes.

Subject to Section 14.05 of the Base Indenture, the Company may cause itself to be discharged from its obligations with respect to the Notes, and each Subsidiary Guarantor will be discharged from its obligations under the Subsidiary Guarantee, on and after the date the conditions precedent set forth below are satisfied but subject to satisfaction of the conditions subsequent set forth below (hereinafter, “defeasance”). For this purpose, such defeasance means that the Company and each Subsidiary Guarantor shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and to have satisfied all its other obligations under the Notes and this First Supplemental Indenture and the Base Indenture insofar as the Notes are concerned (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (A) the rights of holders of Outstanding Notes to receive, solely from the trust fund described in Section 14.04 of the Base Indenture and as more fully set forth in such Section, payments of the principal of and any premium and interest on the Notes when such payments are due, (B) the Company’s (and the Subsidiary Guarantors’, if any) obligations with respect to the Notes under Sections 2.07, 2.08, 2.09, 4.02 and 4.03 of the Base Indenture and such obligations as shall be ancillary thereto, (C) the rights, powers, trusts, duties, immunities and other provisions in respect of the Trustee under the Base Indenture and this First Supplemental Indenture and (D)  Article 14 of the Base Indenture. Subject to compliance with Article 14 of the Base Indenture, defeasance with respect to the Notes by the Company and the Subsidiary Guarantors is permitted under Section 14.02 of the Base Indenture notwithstanding the prior exercise of its rights under Section 14.03 of the Base Indenture with respect to the Notes. Following a defeasance, payment of the Notes may not be accelerated because of an Event of Default.

SECTION 8.2 Covenant Defeasance.

Section 14.03 of the Base Indenture is superseded in its entirety by this Section 8.2 with respect to the Notes.

The Company may cause itself to be released from its obligations, and each Subsidiary Guarantor will be discharged from its obligations under the Subsidiary Guarantee, under

27

Sections 2.7, 4.1, 4.2, 4.4, 4.5, 5.1(6) (the cross acceleration provision), 5.01(7) (solely with respect to the Significant Subsidiaries) (the bankruptcy default provision) and 5.01(8) (the judgment default provision) with respect to the Notes on and after the date the conditions precedent set forth below are satisfied but subject to satisfaction of the conditions subsequent set forth below (hereinafter, “covenant defeasance”). For this purpose, such covenant defeasance means that, with respect to the Notes, the Company may omit to comply with and shall have no liability, and each Subsidiary Guarantor shall have no liability with respect to the Subsidiary Guarantee, in respect of any term, condition or limitation set forth in any such Section, whether directly or indirectly by reason of any reference elsewhere herein to any such Section or by reason of any reference in any such Section to any other provision herein or in any other document, but the remainder of this First Supplemental Indenture, the Base Indenture and the Notes shall be unaffected thereby.

ARTICLE 9

ORIGINAL ISSUE OF NOTES

SECTION 9.1 Original Issue of Notes.

Notes in the aggregate principal amount of up to $500,000,000 may, upon execution of this First Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the written order of the Company, signed by any Authorized Officer, as defined in the Indenture, without any further action by the Company.

ARTICLE 10

MISCELLANEOUS

SECTION 10.1 No Sinking Fund.

The Notes are not entitled to the benefit of any sinking fund.

SECTION 10.2 Ratification of Indenture.

The Base Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

SECTION 10.3 Trustee Not Responsible for Recitals.

The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

28

SECTION 10.4 Governing Law.

This First Supplemental Indenture and each Note shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with laws of said State.

SECTION 10.5 Separability.

In case any one or more of the provisions contained in this First Supplemental Indenture or in the Notes shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the Notes, but this First Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

SECTION 10.6 Trust Indenture Act Controls.

If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this First Supplemental Indenture by the Trust Indenture Act, the provision required by the Trust Indenture Act shall control.

SECTION 10.7 First Supplemental Indenture Governs.

This First Supplemental Indenture is supplemental to the Base Indenture, and this First Supplemental Indenture and the Base Indenture shall hereafter be read together with respect to the Notes. If any term or provision contained in this First Supplemental Indenture shall conflict or be inconsistent with any term or provision of the Base Indenture, the terms and provisions of this First Supplemental Indenture shall govern with respect to the Notes.

SECTION 10.8 Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

29

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their authorized respective officers as of the day and year first above written.

THE CHEMOURS COMPANY, as Issuer

By:	/s/ Mark E. Newman
	Name:	Mark E. Newman
	Title:	Senior Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Stephanie Roche
	Name:	Stephanie Roche
	Title:	Vice President

THE CHEMOURS COMPANY FC, LLC
THE CHEMOURS COMPANY TT, LLC
CHEMFIRST INC.
FIRST CHEMICAL CORPORATION
FIRST CHEMICAL HOLDINGS, LLC
FIRST CHEMICAL TEXAS, L.P.
FT CHEMICAL, INC., as Subsidiary Guarantors

By:	/s/ Mark E. Newman
	Name:	Mark E. Newman
	Title:	Senior Vice President and Chief Financial Officer

Exhibit A

Form of Registered Global Note

REGISTERED GLOBAL NOTE

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE. EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

Unless this Note is presented by an authorized representative of The Depository Trust Company, a New York corporation (55 Water Street, New York, New York) (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and this Note is registered in the name of Cede & Co. or such other name as requested by an authorized representative of DTC, and unless any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

REGISTERED	$500,000,000

NUMBER R-1	CUSIP No. 163851AE8
ISIN No. US163851AE83

THE CHEMOURS COMPANY
5.375% SENIOR NOTE DUE 2027

THE CHEMOURS COMPANY, a Delaware corporation (herein called the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co. or its registered assigns, the principal sum of FIVE HUNDRED MILLION DOLLARS on May 15, 2027 (except to the extent redeemed or repaid prior to that date). The Company shall pay interest on such principal amount at the rate of 5.375% per annum, until payment of such principal amount has been made or duly provided for, semi-annually in arrears on May 15 and November 15 of each year (each, an “Interest Payment Date”). Interest shall be payable on each Interest Payment Date, commencing on November 15, 2017, and at the stated maturity or earlier redemption or repayment (the “Maturity Date”). If the Company shall default in the payment of interest due on any Interest Payment Date, then this Note shall bear interest from the next preceding Interest Payment Date to which interest has been paid, or, if no interest has been paid on this Note, from May 23, 2017 (the “Original Issue Date”).

Interest on this Note shall accrue from the Original Issue Date until the principal amount is paid or duly provided for. Interest (including payments for partial periods) shall be computed on the basis of a 360-day year of twelve 30-day months. Interest payable on this Note on any

A-1

Interest Payment Date or the Maturity Date shall include interest accrued from, and including, the preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from, and including, the Original Issue Date, if no interest has been paid or duly provided for) to, but excluding, such Interest Payment Date or the Maturity Date, as the case may be. If the Maturity Date or any Interest Payment Date falls on a day which is not a Business Day (as defined below), principal of or interest payable with respect to the Maturity Date or such Interest Payment Date shall be paid on the succeeding Business Day, and no additional interest shall accrue as a result of that postponement. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall be paid to the person in whose name this Note (or one or more predecessor Notes evidencing all or a portion of the same debt as this Note) is registered at the close of business on the regular record date for such Interest Payment Date, whether or not a Business Day. The regular record date shall be the close of business on May 1 and November 1 preceding an Interest Payment Date. “Business Day” means any weekday that is not a legal holiday in New York, New York or Wilmington, Delaware and that is not a day on which banking institutions in those cities are authorized or required by law or regulation to be closed.

The principal of and interest on this Note are payable in immediately available funds in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts, at the office or agency of the Company designated as provided in the Indenture. However, interest may be paid, at the option of the Company, by check mailed to the person entitled thereto at his address last appearing on the registry books of the Company relating to the Notes. Notwithstanding the preceding sentence, payments of principal of and interest payable on the Maturity Date shall be made by wire transfer of immediately available funds to a designated account maintained in the United States upon (i) receipt of written notice by the Paying Agent (as described on the reverse hereof) from the registered holder hereof not less than one Business Day prior to the due date of such principal and (ii) presentation of this Note to the Paying Agent, at U.S. Bank National Association, Corporate Trust Services, 21 South Street, Morristown, New Jersey 07960. Any interest not punctually paid or duly provided for shall be payable as provided in such Indenture.

References herein to “U.S. dollars,” “U.S.$,” or “$” are to the coin or currency of the United States as at the time of payment is legal tender for the payment of public and private debts.

Reference is made to the further provisions of this Note set forth on the reverse hereof, which shall have the same effect as though fully set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee (as described on the reverse hereof) or by an authenticating agent on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under such Indenture or be valid or obligatory for any purpose.

A-2

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed, by manual or facsimile signature, under its corporate seal or a facsimile thereof.

THE CHEMOURS COMPANY

[SEAL]		By:
		Name:	Mark E. Newman
ATTEST:		Title:	Senior Vice President and
Chief Financial Officer
By:
Name:	David C. Shelton
Title:	Senior Vice President, General
Counsel and Corporate Secretary

A-3

(CERTIFICATE OF AUTHENTICATION)

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: May 23, 2017

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

A-4

(REVERSE OF NOTE)

THE CHEMOURS COMPANY
5.375% SENIOR NOTE DUE 2027

SECTION 1. General. This Note is one of a duly authorized series of Securities of the Company unlimited in aggregate principal amount (herein called the “Notes”) issued and to be issued under an Indenture dated as of May 23, 2017 (herein called the “Base Indenture”), between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture, as supplemented by a First Supplemental Indenture dated as of May 23, 2017 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee, and the holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. All terms used in this Note and the Subsidiary Guarantee set forth below and that are not defined herein shall have the meanings assigned to those terms in the Indenture. The series of which this Note is a part also is designated as the Company’s 5.375% Senior Notes due 2027 (herein called the “Notes”), initially in the principal amount of $500,000,000. The Trustee initially shall act as Security Registrar, Transfer Agent and Paying Agent in connection with the Notes.

SECTION 2. No Sinking Fund. This Note is not subject to any sinking fund.

SECTION 3. Redemption and Repayment. (a) The Company may, at its option, and subject to the terms and conditions of Article 3 of the Base Indenture and Section 2.6 of the First Supplemental Indenture, redeem this Note, in whole at any time or in part from time to time (x) prior to the Par Call Date at a redemption price equal to the greater of  (i) 100% of the aggregate principal amount of the Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments, plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date, subject to the rights of holders of such Notes to be redeemed on the relevant record date to receive interest due on an interest payment date that is on or prior to such redemption date or (y) on or after the Par Call Date at a redemption price equal to 100% of the aggregate principal amount of such Notes to redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date. Notwithstanding the foregoing, installments of interest on this Note that are due and payable on Interest Payment Dates falling on or prior to a redemption date shall be payable on the Interest Payment Date to the holders of this Note as of the close of business on the relevant record date according to this Note and the Indenture. In determining the present values of the Remaining Scheduled Payments, the Company will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 50 basis points.

(b) Notice of any redemption shall be given at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. Unless the Company

A-5

defaults in payment of the redemption price, on and after the redemption date, interest shall cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed, the Notes shall be selected by the Trustee on a pro rata basis to the extent practicable in accordance with its customary practices or applicable procedures of the Depository.

(c) Prior to publishing any notice of redemption in connection with a redemption pursuant to Section 3(a) hereof, the Company will deliver to the Trustee an Officer’s Certificate signed by the Chief Financial Officer or a Senior Vice President of the Company stating that the Company is entitled to redeem the Notes and that the conditions precedent to redemption have occurred.

For purposes of the above:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes (assuming for this purpose that the Notes mature on the Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of the applicable Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, (2) if the Company obtains fewer than four applicable Reference Treasury Dealer Quotations, the arithmetic average of all applicable Reference Treasury Dealer Quotations for such redemption date or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers, or their respective successors, as may be appointed from time to time by the Company; provided, however, that if the foregoing ceases to be a primary U.S. Government securities dealer in the United States (a “primary treasury dealer”), the Company will substitute another primary treasury dealer.

“Reference Treasury Dealers” means Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, TD Securities (USA) LLC, and each of their respective successors and any other primary treasury dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Company, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

A-6

“Remaining Scheduled Payments” means, with respect to any Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption, assuming for this purpose that the Notes mature on the Par Call Date; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date or in the case of a discharge, prior to the deposit date) of the applicable Comparable Treasury Issue. In determining this rate, the Company will assume a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

(d) Upon the occurrence of a Change in Control Repurchase Event, Section 2.7 of the First Supplemental Indenture shall apply to the extent applicable.

(e) Any notice of redemption may be given prior to the completion of any event or transaction related to such redemption, including any offering or other corporate transaction, and any such redemption or notice may be subject to one or more conditions precedent, including the completion of the related offering or corporate transaction. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice will state that the redemption date may be delayed until such time as any or all of such conditions have been satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions have not been satisfied by the redemption date, or by the redemption date so delayed.

SECTION 4. Defeasance. The provisions of Article 8 of the First Supplemental Indenture and Article 14 of the Indenture apply to this Note.

SECTION 5. Events of Default. If an Event of Default (as defined in the First Supplemental Indenture) shall occur with respect to this Note, the principal of all the Notes may be declared due and payable, or may become automatically due and payable without any action by the holder of this Note or the Trustee, in each case in the manner and with the effect provided in the Indenture.

SECTION 6. Modifications and Waivers. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of this Note under the Indenture at any time by the Company with the consent of the holders of not less than a majority of the aggregate principal amount of the Notes then Outstanding and affected by such amendment and modification. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Notes then outstanding on behalf of the holders of all such Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No recourse shall be had for the payment of the principal of or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer, or director, as such, past, present, or future, of the Company or any predecessor or successor corporation, whether by virtue of any constitution, statute, or rule of law, or by the enforcement

A-7

of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for issue hereof, expressly waived and released.

SECTION 7. Obligations Unconditional. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place, and rate, and in the coin or currency, herein prescribed.

SECTION 8. Authorized Denominations. The Notes are issuable only as registered Notes without coupons in the minimum denominations of Two Thousand Dollars ($2,000) and any whole multiples of One Thousand Dollars ($1,000). As provided in the Indenture, and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the holder surrendering the same.

SECTION 9. Registration of Transfer. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note may be registered on the Security Register or registry of the Company relating to the Notes, upon surrender of this Note for registration of transfer at the office or agency of the Company designated by it pursuant to the Indenture, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee or the Security Registrar duly executed by, the registered holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The Notes are being issued by means of a book-entry system with no physical distribution of certificates to be made except as provided in the Indenture. The book-entry system maintained by DTC shall evidence ownership of the Notes, with transfers of ownership effected on the records of DTC and its participants pursuant to rules and procedures established by DTC and its participants. The Company shall recognize Cede & Co., as nominee of DTC, while the registered holder of the Notes, as the owner of the Notes for all purposes, including payment of principal, premium (if any) and interest, notices, and voting. Transfer of the principal, premium (if any), and interest to beneficial owners of the Notes by participants of DTC shall be the responsibility of such participants and other nominees of such beneficial owners. So long as the book-entry system is in effect, the selection of any Notes to be redeemed shall be determined by DTC pursuant to rules and procedures established by DTC and its participants. The Company shall not be responsible or liable for such transfers or payments or for maintaining, supervising, or reviewing the records maintained by DTC, its participants, or persons acting through such participants.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax, assessment, or other governmental charge, including, without limitation, any withholding tax, payable in connection therewith.

Prior to due presentment for registration of transfer of this Note, the Company, the Trustee, the Paying Agent, and any agent of the Company may treat the person in whose name

A-8

this Note is registered as the absolute owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note be overdue, and none of the Company, the Trustee, the Paying Agent or any such agent of the Company shall be affected by notice to the contrary.

SECTION 10. Authentication Date. The Notes of this Series shall be dated the date of their authentication.

SECTION 11. Defined Terms. All terms used in this Note which are not defined herein, but are defined in the Indenture shall have the meanings assigned to them in the Indenture.

SECTION 12. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

A-9

Subsidiary Guarantee

For value received, each Subsidiary Guarantor (which term includes any successor Person under the Indenture), jointly and severally, unconditionally guarantees, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated as of May 23, 2017 (the “Base Indenture”), between The Chemours Company, as issuer (the “Company”) and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture dated as of May 23, 2017 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), as a primary obligor and not merely as a surety, to each Holder and the Trustee and their successors and assigns (i) the full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes and all other monetary obligations of the Company under the Indenture and the Notes and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company whether for fees, expenses, indemnification or otherwise under this Indenture and the Notes, on the terms set forth in the First Supplemental Indenture (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Subsidiary Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Subsidiary Guarantor, and that such Subsidiary Guarantor shall remain bound under this Subsidiary Guarantee and Article 3 of the First Supplemental Indenture notwithstanding any extension or renewal of any Guaranteed Obligation. The indebtedness represented by this Subsidiary Guarantee is unsecured and ranks pari passu in right of payment with all of the existing and future unsecured unsubordinated indebtedness of the Subsidiary Guarantors. The obligations of the Subsidiary Guarantors to the Holders of Notes and to the Trustee pursuant to the Subsidiary Guarantee and the Indenture are expressly set forth in Article 3 of the First Supplemental Indenture and reference is hereby made to the Indenture for the precise terms of the Subsidiary Guarantee. This Subsidiary Guarantee is subject to release as and to the extent set forth in Sections 3.3, 8.1, and 8.2 of the First Supplemental Indenture. Each Holder of a Note, by accepting the same agrees to and shall be bound by such provisions. This Subsidiary Guarantee will be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of laws. Capitalized terms used herein and not defined are used herein as so defined in the Indenture.

[Signature page follows]

A-10

IN WITNESS WHEREOF, each undersigned Subsidiary Guarantor has caused this Subsidiary Guarantee to be duly executed on the date of the Note upon which this Subsidiary Guarantee is endorsed.

THE CHEMOURS COMPANY, as Issuer

By:
	Name:	Mark E. Newman
	Title:	Senior Vice President and
Chief Financial Officer

THE CHEMOURS COMPANY FC, LLC
THE CHEMOURS COMPANY TT, LLC
CHEMFIRST INC.
FIRST CHEMICAL CORPORATION
FIRST CHEMICAL HOLDINGS, LLC
FIRST CHEMICAL TEXAS, L.P.
FT CHEMICAL, INC., as Subsidiary Guarantors

By:
	Name:	Mark E. Newman
	Title:	Senior Vice President and
Chief Financial Officer

A-11

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of the within Note shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM—     as tenants in common
TEN ENT—      as tenants by the entireties
JT TEN—          as joint tenants with right of survivorship and not as tenants in common
UNIF GIFT MIN ACT— __________________ as Custodian for _______________.
                                                          (Cust)                                                     (Minor)

Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS

INCLUDING ZIP CODE, OF ASSIGNEE]

Please Insert Social Security or Other

Identifying Number of Assignee:  ____________________________

the within Note and all rights thereunder, hereby irrevocably constituting and appointing ____________________ Attorney to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without alteration or enlargement or any change whatever and must be guaranteed.

Exhibit B

Form of Supplemental Indenture to be Delivered by Additional Subsidiary Guarantors

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of [ ] among [ ] (the “Subsidiary Guarantor”), a [ ] corporation and a [direct][indirect] subsidiary of The Chemours Company (the “Company”) and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Company has heretofore executed and delivered to the Trustee an Indenture (the “Base Indenture”) and a First Supplemental Indenture (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), each dated as of May 23, 2017, providing for the issuance of the 5.375% Senior Notes due 2027 (the “Notes”);

WHEREAS, Section 4.4 of the First Supplemental Indenture provides that under certain circumstances the Company will cause the Subsidiary Guarantor to execute and deliver to the Trustee a guaranty agreement pursuant to which the Subsidiary Guarantor will Guarantee payment of the Notes on the same terms and conditions as those set forth in Article 3 of the First Supplemental Indenture; and

WHEREAS, pursuant to Section 7.1(4) of the First Supplemental Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture.

For and in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

SECTION 1. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

SECTION 2. Guarantees. The Subsidiary Guarantor hereby agrees, jointly and severally with all other Subsidiary Guarantors, to guarantee the Company’s obligations under the Notes (including the Guaranteed Obligations) on the terms and subject to the conditions set forth in Article 3 of the First Supplemental Indenture and to be bound by all other applicable provisions of the Indenture.

SECTION 3. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT UNDER THE INTERNAL LAWS OF THE STATE OF NEW YORK,

B-1

AND FOR ALL PURPOSES SHALL BE CONSTRUED UNDER THE LAWS OF SUCH STATE, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.

SECTION 5. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.

SECTION 6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 7. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this Supplemental Indenture.

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

THE CHEMOURS COMPANY

By:
Name:
Title:

[SUBSIDIARY GUARANTOR]

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

B-2